Exhibit 99.1

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into this 2nd day of July, 2021 by and between Webao Limited (“Buyer”), and Hexin Holding Limited, a British Virgin Islands corporation (“Seller”).

WHEREAS, Seller own 31,980,800 ordinary shares of the Xiaobai Maimai Inc., (“Company”) par value $0.0001 per share (the “Ordinary Shares”); and

WHEREAS, Buyer desires to purchase 31,980,800 Ordinary Shares of the Company (“Shares”) from Seller and Seller desires to sell the same to Buyer in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises contained herein, the parties hereto hereby agree as follows:

1. Recitals. The parties hereto acknowledge that the above recitals are true and accurate, and are incorporated herein by this reference.

2. Agreement to Purchase and Sell; Purchase Price. Seller shall sell to Buyer and Buyer shall purchase from Seller all of the Shares for an aggregate purchase price equal to the market value of the Shares as of the date of this Agreement (the “Purchase Price”). Within five business days of the date of this Agreement, Buyer shall deposit the Purchase Price in the escrow account of DeHeng Chen, LLC, a New York law firm with its principal office at 233 Broadway, Suite 2200, New York, NY 10279 (“Escrow Agent”), as set forth in Section 6 hereof.

3. Closing; Closing Deliveries and Closing Conditions. Subject to the terms and conditions herein, the transfer of the Shares shall take place by the electronic exchange of documents, or at such other place or places as may be mutually agreed upon by all of the Parties, on or about July 9, 2021 (the “Closing Date”).

At the Closing, the following actions and occurrences will take place, all of which shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all actions are completed and all documents and certificates delivered:

a. Closing Deliverables. Seller shall deliver, or cause to be delivered, to the Buyer the following documents:

(i)	Executed instruction letter to the transfer agent of the Company instructing transfer of the Shares to the name of Buyer or its designee(s);
(ii)	A certificate of good standing for the Company;

Items (i) – (ii) above are referred to collectively as the “Documents” which shall be delivered to the Buyer from the Seller within five business days of the date of this Agreement. Buyer shall have up to five business days from its receipt of the Documents to conduct whatever due diligence Buyer and Seller both deem appropriate to determine whether Buyer will proceed to close (the “Due Diligence Period”). Buyer may terminate the Agreement only if it finds that there are material risks in the Company during the Due Diligence Period and notifies Seller its intention to terminate this Agreement, at which point the parties shall have no further obligation to one another.

b. Payment of Purchase Price. Buyer and Seller shall mutually instruct Escrow Agent to deliver the Purchase Price to Seller by wire transfer pursuant to the terms of the Escrow Agreement (defined in Section 6 hereof). Buyer shall bear the costs and expenses associated with this transaction, except for the attorney fees in connection with the preparation of this Agreement and the escrow fee, which shall be borne by Seller.

c. Conditions to Closing.

(i)	Conditions to Buyer’s Obligation to Close. The Buyer’s obligation to consummate the purchase of the Shares hereunder is subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

a.	The representations and warranties of the Seller were true and correct in all material respects when made and shall be true and correct in all material respects at the Closing as though made again at the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, including the date hereof, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date);
b.	The Seller shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing in all material respects;
c.	To the Seller’s knowledge, no statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court of governmental authority, which enjoins or prohibits the consummation of this Agreement and shall be in effect.
d.	To the Seller’s knowledge, there shall not be pending or threatened in writing any action, proceeding, or other application before any court or governmental authority challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages.
e.	The Seller shall have obtained in a timely fashion any all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement.
f.	The closing deliverables set forth in Section 3(a) shall have been delivered to the Buyer

(ii)	Conditions to the Seller’s Obligation to Close. The Seller’s obligation to consummate the sale of the Shares hereunder is subject to the fulfilment, prior to or at the Closing, of each of the following conditions:

a.	The representations and warranties of the Buyer were true and correct in all material respects when made and shall be true and correct in all material respects at the Closing as though made again at the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, including the date hereof, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date).
b.	The Buyer shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing in all material respects.
c.	The Buyer has deposited the Purchase Price to the escrow account of the Escrow Agent.
d.	The Escrow Agent has received joint written instructions from the Seller and the Buyer where both parties irrevocably instructing the Escrow Agent to release the Purchase Price to the Seller’s designated account.

4. Representations and Warranties of the Seller. For purposes of this Section, the term “the Company” includes the Company and its subsidiaries. “Subsidiary” or “Subsidiaries” means all corporations, trusts, partnerships, limited liability companies, associations, joint ventures, of which the Company owns not less than 20% of the voting securities or other equity or of which the Company possesses, directly or indirectly, the power to direct or cause the direction of the management and policies, whether through ownership of voting shares, management contracts or otherwise. Seller represent and warrant to Buyer that the following representations and warranties are true and complete in all material respects as of the date hereof, and except as otherwise stated herein, are true and complete in all material respects as of the Closing Date:

a. Authority; Due Authorization. To the Seller’s knowledge, the Company is a corporation duly organized, validly existing and is in good standing under the laws of Cayman Islands and has the requisite corporate power to own its properties and to carry on its business as now being conducted. Its subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions. This Agreement has been duly and validly executed and delivered by Seller, and upon the execution and delivery by Buyer of this Agreement and the performance by Buyer of Buyer’s obligations herein, will constitute, a legal, valid and binding obligation of the Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy or insolvency laws or other laws affecting enforcement of creditors’ rights or by general principles of equity.

b. Title to Shares; Seller’s Good Standing. Seller represents that Seller owns the Shares, which shall be fully paid for and non-assessable. Seller is the sole record and beneficial owner of the Shares and have sole dispositive authority with respect to said Shares. Seller has not granted any person a proxy with respect to the Shares that has not expired or been validly withdrawn. The sale and delivery of the Shares to Buyer pursuant to this Agreement will vest in Buyer legal and valid title to the Shares, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever, except for any restriction that may be imposed by applicable securities laws.

c. Capitalization; Ordinary Shares. To the Seller’s knowledge, the Company has 500,000,000 authorized $0.0001 par value ordinary shares of which 48,850,574 are outstanding as of the date of this Agreement. All such issued and outstanding shares have been duly authorized, are validly issued, and are fully paid and non-assessable. The Company’s ordinary shares are listed and traded on the Nasdaq. The Company has once received notification from Nasdaq on December 16, 2019 that it is not in compliance with the minimum bid price requirement set forth in Listing Rules for continued listing on the NASDAQ Stock Exchange as the closing price of the Company’s ADSs have been less than US$1 over a consecutive 30-trading-day period. The Company later received notification from Nasdaq on September 4, 2020 that it has regained compliance with the minimum bid price requirement set forth in Listing Rule 5550(a)(2).

d. Legal and Related Matters. Seller represents and warrants to the knowledge of Seller that there are no actions, suits, proceedings or investigations pending or currently threatened against the Company or any subsidiary that may affect the validity of this Agreement or the right of the Seller to enter into this Agreement or to consummate the transactions contemplated hereby. There is no action, suit, proceeding or investigation pending or currently threatened against the Company before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against the Company.

e. Financial Condition of the Company. To the Seller’s knowledge, the Company’s financial statements (the “Financial Statements”) fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments, if applicable. Except as set forth in the Financial Statements, the Company has no material liabilities (contingent or otherwise). Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material indenture, mortgage, deed of trust or other material instrument or agreement to which it is a party or by which it or its property is bound.

f. Shell Status. To the Seller’s knowledge, the Company is not and has never been a shell company as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

g. Compliance with Other Instruments. To the Seller’s knowledge, the Company is not in violation or default of any provision of its certificate of incorporation or bylaws, or of any instrument, judgment, order, writ, decree, or contract to which it is a party or to which it is bound, or of any provision of any federal or state statute, rule or regulation which may be applicable to it. The execution, delivery and performance of this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract, or an event that results in the creation of any lien, charge, or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material license, permit, authorization, or approval applicable to the Company, its assets or properties.

h. Properties and Liens. To the Seller’s knowledge, except as reflected in the Company’s Financial Statements and except for mechanic’s and materialmen’s liens, lien’s for current taxes not yet delinquent, the Company owns free and clear of any liens, claims, charges options or other encumbrances, all of its tangible and intangible property, real and personal, whether or not reflected in said financial statements, unless subsequently sold or disposed of property in the ordinary course of business since the date of such statements. All real and personal property of the Company in in good operating condition and repair, ordinary wear and tear excepted.

i. Foreign and Other Practices. To the Seller’s knowledge, the Company has not: (i) made any payment or provided services or other favors in the Unites States or any foreign country in order to obtain preferential treatment or consideration by any governmental entity with respect to any aspect of the Company’s business. Neither the Company nor any of its officer, directors, employees or agents has been or is the subject of an investigation by any governmental entity in connection with any such payment or provision of service.

j. Compliance with Laws. To the Seller’s knowledge, the Company’s business is not being conducted in violation of, or in a manner which could cause liability under any applicable law, rule or regulation, judgment, decree, or order of any governmental entity, except for any violations or practices, which, individually or in the aggregate, have not had or will not have a material adverse affect on the Company or the operation of its business.

k. Related Party Transactions. To the Seller’s knowledge, no employee, officer or director of the Company or their immediate family is indebted to the Company or committed to make loans or extend or guaranty credit to the Company. The Company is not indebted to any of its employees, officers or directors or to any member of their immediate family and the Company has not and is not committed to make loans or extend or guaranty credit to any such person.

l. Minute Books. To the Seller’s knowledge, the Company’s minute books provided or to be provided to Buyer contain or will contain a complete summary of all meetings of directors and shareholders since March 31, 2020 and reflect all transactions referred to in such minutes accurately in all material respects.

m. Disclosure. To the Seller’s knowledge, no representation or warranty made by the Seller herein or any document provided to Buyer by the Seller in connection with this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts herein or therein not misleading in light of the circumstances under which they were furnished.

n. Nasdaq Compliance. To the Seller’s knowledge, the Company has paid its annual fee for fiscal year 2021 to Nasdaq and has not received any deficiency notice from Nasdaq. To Seller’s knowledge, the Company has filed with Nasdaq all required notification and applications and an opinion of Cayman Islands counsel exempting the Company from compliance with Nasdaq rules applicable to domestic issuers.

o. Reliance and Survival. The foregoing representations and warranties shall each survive the closing and are made by the Seller with the knowledge and expectation that Buyer is placing reliance thereon.

5. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that the statements in the following paragraphs of this Section 5 are all true and complete as of the date hereof and as of the Closing Date:

a. Exempt Transaction. Buyer understands that the sale of the Shares is a privately negotiated transaction that involves the direct purchase of a stockholders shares in the Company and is also intended to be exempt from registration under the Securities Act of 1933 (the “Act”) and exempt from registration or qualification under any state law.

b. Authority. Buyer represents that it has full power and authority to enter into this Agreement. This Agreement has been duly and validly executed and delivered by Buyer, and upon the execution and delivery by Seller of this Agreement and the performance by Seller of its obligations herein, will constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy or insolvency laws or other laws affecting enforcement of creditors’ rights or by general principles of equity.

c. Investment Purpose. The Shares to be purchased by Buyer hereunder will be acquired for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof, and Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same.

d. Buyer’s Due Diligence. Buyer has conducted its own due diligence with respect to the Company and the Company’s liabilities and believes it has enough information upon which to base an investment decision with respect to its purchase of the Shares and has been afforded the full opportunity to make inquiries to the Seller or the Company relating to such purchase.

e. Investment Experience. The Buyer understands that the purchase of the Shares involves substantial risk. The Buyer (a) has experience as a purchaser in securities of companies in the development stage and acknowledges that it can bear the economic risk of Buyer’s investment in the Shares and (b) has such knowledge and experience in financial, tax, and business matters so as to enable Buyer to evaluate the merits and risks of an investment in the Shares, to protect Buyer’s own interests in connection with the investment, and to make an informed investment decision with respect thereto.

f. No Oral Representations. No oral or written representations have been made by Seller other than as stated, or in addition to those stated, in this Agreement, and Buyer is not relying on any oral statements made by Seller, or any of Seller’ representatives or affiliates, in purchasing the Shares.

g. Restricted Securities. Buyer understands that the Shares are characterized as “restricted securities” under the Securities Act of 1933, as amended (the “Act”) inasmuch as they were originally acquired from the Company in a transaction not involving a public offering as provided in the Act, and applicable regulations thereunder.

h. Reliance and Survival. The foregoing representations and warranties shall each survive the Closing and are made by the Buyer with the knowledge and expectation that Seller are placing reliance thereon.

6. Escrow. Escrow Agent. DeHeng Chen, LLC shall be the Escrow Agent in connection with this Agreement. The parties hereto shall enter into an escrow agreement (the “Escrow Agreement”) on the date hereof. Pursuant to the terms of the Escrow Agreement, Buyer shall transfer the Purchase Price to the attorney escrow account owned by Escrow Agent within five (5) business days of the execution of this Agreement. The Seller shall pay the escrow fee to the Escrow Agent according to the Escrow Agreement.

a.	Distribution of Funds. In the event that this Agreement is terminated due to a breach of the Agreement by Seller, the Escrow Agent shall return the Purchase Price in full to the Buyer within three business days upon Buyer’s written demand.

7. Action At or Following the Closing.

a. At the Closing, Seller shall cause the transfer agent of the Company to complete the transfer of the Shares to the Buyer.

b. The Seller and the Buyer shall issue written instructions to the Escrow Agent, indicating that both parties irrevocably agree that the Escrow Agent shall transfer the Purchase Price in the escrow account to the Seller’s designated account.

8. Arbitration; Attorneys Fees; Attorneys; Expenses. Any controversy of claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be submitted to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration which shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. In the event of disputes between the parties related to this transaction, the prevailing party will be entitled to recover from the non-prevailing party reasonable attorney and legal fees and court costs, including those incurred on appeal. All parties acknowledge and agree that: (a) the parties are executing this Agreement voluntarily and without any duress or undue influence; (b) the parties have carefully read this Agreement and have asked any questions needed to understand the terms, consequences, and binding effect of this Agreement and fully understand them; and (c) the parties have sought the advice of an attorney of their respective choice if so desired prior to signing this Agreement. The attorney fees in connection with the preparation of this Agreement shall be borne by Seller, and other costs and expenses shall be borne by Buyer.

9. Termination. Following the termination of the Inspection Period, neither Buyer nor Seller may terminate this Agreement, except for a material breach or failure of a condition or requirement, on or before the Closing Date.

10. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, except that Buyer may not assign or transfer any of its rights or obligations under this Agreement.

11. Governing Law; Venue. Any dispute, disagreement, conflict of interpretation or claim arising out of or relating to this Agreement, or its enforcement, shall be governed by the laws of China. Venue of any such proceeding shall be exclusively in Beijing, China.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. A telefaxed or emailed copy of this Agreement and signatures thereon shall be deemed an original.

13. Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

14. Indemnification.

(a) Upon receipt of notice thereof, Seller shall indemnify, defend, and hold harmless the Buyer from any and all claims, demands, liabilities, damages, deficiencies, losses, obligations, costs and expenses, including attorneys fees and any costs of investigation that Buyer shall incur or suffer, that arise, result from or relate to: (i) any breach of, or failure by the Seller to perform any of their representations, warranties, covenants, or agreements in this Agreement; and any other act or occurrence involving the Company that took place prior to the closing of this Agreement. Buyer shall promptly notify the Seller in writing of the existence of any claim, demand, or other matter to which the Seller’ indemnification obligations would apply, and shall give Seller a reasonable opportunity to defend the same at their own expense and with counsel of their own selection, provided that Buyer shall all times also have the right to fully participate in the defense. If the Seller, within a reasonable time after this notice, fail to defend, Buyer shall have the right, but not the obligation, to undertake the defense of, and, without the written consent of the Seller, to compromise or settle the claim or other matter on behalf, for the account, and at the risk of the Seller.

(b) Upon receipt of notice thereof, Buyer shall indemnify, defend, and hold harmless the Seller from any and all claims, demands, liabilities, damages, deficiencies, losses, obligations, costs and expenses, including attorneys fees and any costs of investigation that Seller shall incur or suffer, that arise, result from or relate to: any breach of, or failure by the Buyer to perform any of his representations, warranties, covenants, or agreements in this Agreement; and any other act or occurrence involving the Company that took place following the closing of this Agreement. Seller shall promptly notify the Buyer in writing of the existence of any claim, demand, or other matter to which the Buyer’s’ indemnification obligations would apply, and shall give Buyer a reasonable opportunity to defend the same at his own expense and with counsel of his own selection, provided that Seller shall all times also have the right to fully participate in the defense. If the Buyer, within a reasonable time after this notice, fails to defend, Seller shall have the right, but not the obligation, to undertake the defense of, and, without the written consent of the Buyer, to compromise or settle the claim or other matter on behalf, for the account, and at the risk of the Buyer.

15. Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of both Seller and Buyer.

16. Default. Upon a breach or default under this Agreement by any party, following the expiration of any cure period (if applicable) contained herein, the non-defaulting party shall have all rights and remedies given hereunder or now or hereafter existing at law or equity or by statute or otherwise. Notwithstanding the foregoing, in the event of a breach or default by any party hereto in the observance or in the timely performance of any of its obligations hereunder which is not waived by the non-defaulting party, such defaulting party shall have the right to cure such default within 5 calendar days after receipt of notice in writing of such breach or default.

17. Severability; Entire Agreement. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms. This Agreement, together with all terms and schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

18. Further Assurances. From and after the date of this Agreement, upon the request of either Buyer or Seller, Buyer and Seller shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

19. Broker’s Fees and Other Fees. The parties agree that Buyer shall pay any broker’s fees or other fees in connection with this transaction.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first written above.

Buyer:	Seller:

/s/ Webao Limited	/s/ Hexin Holding Limited